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                                                                    EXHIBIT 10.4


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT') OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ("TRANSFERRED") EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

                            DIAMETRICS MEDICAL, INC.

                   CONVERTIBLE SENIOR SECURED FIXED RATE NOTE

                               DUE AUGUST 4, 2003

Principal Amount:   [$       ]
Return Interest Rate:   7% P.A.
Return Date of Issue:  August 4, 1998


         FOR VALUE RECEIVED, the undersigned, DIAMETRICS MEDICAL, INC. a corporation incorporated in the State of Minnesota with its principal office at 2658 Patton Road, St. Paul, Minnesota 56113 (herein called the "Company"), promises to pay to the order of [______________________], a [______________]
organized under the laws of [___________], with an office at ______________________________, or its registered assigns (the "Holder") the amount of [____________________________ ($_________)] or such lesser amount as may be owing hereunder on or before the Final Payment Date together with interest thereon from the Issue Date at the rate and on the dates specified in
Article 3, in accordance with the terms hereof.

         This is one of a duly authorized issue of Notes of the Company, originally issued pursuant to a certain Note Purchase Agreement dated August 4, 1998 by the Company and the signatories thereto, and is entitled to the benefit of the Note Purchase Agreement, and each holder of this Note, by his acceptance hereof, agrees to be bound by the provisions of the Note Purchase Agreement. The Note Purchase Agreement sets forth, among other things certain covenants of the Company and Events of Default and rights and remedies related thereto.

         Capitalized terms used herein without definition shall have the meanings given such terms in Article 9 hereof or the Note Purchase Agreement referred to below.

Article 1.  Security

            Section 1.1 Nature of Security. The obligations of the Company under this Note are secured pursuant to the provisions of the Security Documents.
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            Section 1.2 Release of Security. Provided that no Default or Event of Default shall then exist and subject as hereinafter provided, the Company may at any time during any calendar year (commencing with 1999) require, by notice given to the holders of all of the notes issued pursuant to the Note Purchase Agreement and then outstanding, that all or any of the Shares that are the subject of the Security Documents shall cease to form security for the obligations of the Company under such notes and be released from the Security Documents PROVIDED THAT:

            (i)         only one such notice may be given in any calendar year;

            (ii) the Book Value of the Shares must, within four months preceding the date upon which any such notice is given, have exceeded three times the unpaid aggregate principal amounts of all such notes outstanding as at the date such notice is given;

            (iii) such notice shall include a copy of audited financial statements of DML evidencing the Book Value referred to in (ii) above;

            (iv) the maximum number of Shares which may cease to form security as aforesaid and be released as aforesaid shall be such number of Shares (and if there is more than one class of Shares, of each class of Shares) as is proportionate (relative to the number of Shares then forming such security) to the amount by which the Book Value of the Shares (as shown in such audited financial statements) exceeds three times the then aggregate unpaid principal amounts under all notes issued pursuant to the Note Purchase Agreement; and

            (v) in the event that the Book Value of the Shares forming the security for the obligations of the Company under this Note shall at any time be less than three times the aggregate unpaid principal amounts under all such notes issued pursuant to the Note Purchase Agreement, the Company shall cause such number of Shares (if any) not then forming part of such security as is equivalent in value to the deficit to form part of such security and to become subject to the Security Documents.

Article 2.  The Principal Amount

            Section 2.1 Payment of the Principal Amount. The Principal Amount, to the extent not previously paid under the terms of this Note, shall be due and payable in full on the Final Payment Date.

            Section 2.2 No Early Payment of Principal Amount. Subject to the other provisions of this Note (including, but not limited to, Sections 2.3 and 4.5 below), the Company may not, prior to the Final Payment Date, pay all or any part of the Principal Amount.
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            Section 2.3 Conversion. This Note shall be convertible by the
            Holder, in whole or in part, into shares of common stock of the Company on the terms and conditions set forth in the Note Purchase Agreement. If the Principal Amount is paid in part by such a conversion, then the Company shall execute and deliver to the Holder, at the expense of the Company, a new Note in accordance with
            Section 4.4 below.

Article 3.  Interest and Default Interest.

            Section 3.1 Interest. Interest shall be payable at the rate of 7 per cent per annum by the Company on the outstanding Principal Amount from time to time. Such interest shall accrue, on a daily basis, from the Issue Date and be payable, at the Interest Rate, on 31 December 1998 (in respect of the period from the Issue Date until and including 31 December 1998) and thereafter quarterly in arrears on 31 March, 30 June, 30 September and 31 December of each year, or if any such date is not a Business Day, then on the next Business Day. If the Principal Amount (or any part thereof) shall become due and payable, interest up to and including the relevant Payment Date shall also be due and payable on such Payment Date.

            Section 3.2 Default Interest. If any sum due and payable by the Company is not paid on its due date for payment under this Note, interest shall accrue at the Interest Rate plus 2 per cent per annum on such unpaid sum until the date on which the full amount of such unpaid sum is paid to the Holder.

            Section 3.3 Calculation Period. Interest in respect of a period of less than one year shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

Article 4.  Payment.

            Section 4.1 Place and Method of Payment. All payments made by the Company in respect of Principal Amount shall be made to the Holder, upon presentation and endorsement (in the case of part payment of Principal Amount) or, in the case of payment of the whole of the outstanding Principal Amount, surrender of this Note by the Holder to the Company, in same day funds to such account of the Holder as shall be notified by the Holder to the Company. All payments made by the Company in respect of Interest and Default Interest will be paid to the Holder as shown in the Register on the last Business Day preceding the date fixed for payment of any Interest or Default Interest. Payments of Interest and Default Interest will be made by electronic funds transfer for value on the due date to such US dollar account maintained by the Holder as shall be notified to the Company at least 5 Business Days before the due date for payment. Upon application by the Holder to the Company not less than 5 Business Days before the due date for payment of any Interest or Default Interest, payments of Interest
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            and Default Interest will be made by US dollar check and mailed to the Holder (or the first named of joint Holders) at its address appearing in the Register.

            Section 4.2 Currency of Payments. All payments made by the Company in respect hereof, whether for the Principal Amount, Interest, Default Interest or otherwise shall be made in US Dollars.

            Section 4.3 Payment without Deduction, Etc. Each payment under this Note shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

            Section 4.4 Principal Amount Paid in Part. Upon surrender of this Note when the Principal Amount is paid in part the Company shall either execute and deliver to the Holder a new Note in substitution for this Note reflecting the reduced outstanding Principal Amount or otherwise endorse this Note recording the fact of such payment and redeliver the Note to the Holder.

            Section 4.5 Setoffs by Holder Against Principal Amounts. Company hereby agrees to permit Holder to setoff any obligations owed by Holder to Company against the Principal Amount owed under this Note. If the Principal Amount is paid in part by such a setoff, then Company shall execute and deliver to the Holder a new Note in accordance with Section 4.4 above.

Article 5.  Redemption.

            In the event of a Redemption Event, any Holder of this Note shall have the right to require that the Company repurchase all or any portion of this Note (equal to $1,000 or any integral multiple thereof) at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase in accordance with Sections 4.3 of the Note Purchase Agreement.

Article 6.  Covenants. [Intentionally deleted. See Note Purchase Agreement
            Article VI.]

Article 7. Events of Default and Remedies. "[Intentionally deleted. See Note Purchase Agreement Article VIII]

Article 8   Registration.

            The Company will keep a register of the holders of the notes issued pursuant to the Note Purchase Agreement and outstanding from time to time, including the particulars of this Note. Any transfers or assignments of this Note will be recorded by the Company in the Register.
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Article 9   Definitions.

            Section 9.1 Certain Defined Terms. As used herein, the following terms, unless the context otherwise requires, have the following meanings:

            "Book Value" means total stockholders equity as shown by audited financial statements of DML less any non-cash additions to shareholders' equity after June 1, 1998, and less the amounts of any intra-Group obligations to the extent counted as assets of DML or any of its Subsidiaries.

            "Company" has the meaning given such term in the preamble hereof and includes a corporation which shall succeed to or assume the obligations of the Company under this Note.

            "Default Interest" means interest in accordance with Section 3.2.

            "DML" means Diametrics Medical, Ltd., an English company formerly known as Biomedical Sensors Limited.

            "Dollars" means the lawful currency of the USA.

            "Final Payment Date" means August 4, 2003.

            "Group" means the Company and its Subsidiaries from time to time.

            "Holder" has the meaning given such term in the preamble hereof.

            "Interest Rate" means the rate of 7 per cent per annum.

            "Issue Date" means the date upon which this Note was originally issued.

            "Lien" means any pledge, mortgage, hypothecation, security interest, lien or encumbrance.

            "Note" means this note and any replacement therefor.

            "Note Purchase Agreement" has the meaning given such term in the preamble hereof.

            "Payment Date" means the Final Payment Date and/or, if earlier, any date fixed for payment of all or any part of the Principal Amount pursuant to Article 2.

            "Principal Amount" means the principal amount of this Note set forth on the face hereof, as reduced from time to time by any payment of part pursuant to Section 2.2 thereof.
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            "Register" means the Register in respect of the Note maintained by the Company pursuant to Article 8.

            "Security Documents" means the a mortgage of shares of even date herewith executed by the Company in favor of the holders of the notes issued pursuant to the Note Purchase Agreement, or their agent or trustee on their behalf, in form and substance satisfactory to purchasers of 50.1% in aggregate principal amount of all of the notes to be purchased at the Closing pursuant to the Note Purchase Agreement, together with any other security documents or instruments from time to time executed by the Company in connection with its obligations under this Note or the Note Purchase Agreement.

            "Shares" means the ordinary, redeemable preference, and other shares of DML.

Article 10  Miscellaneous.

            Section 10.1 Transfer. Subject as hereafter mentioned, this Note may be transferred or assigned without any restriction thereon. This Note may only be transferred or assigned in whole and not in part. The transfer or assignment must not be in favor of more than four transferees as joint holders. No transfer of the Note may be made if in the reasonable opinion of the directors of the Company the proposed transferee is engaged in the business of commercializing products for critical care blood analysis in humans. The transfer or assignment documentation must be delivered for registration to the principal office for the time being of the Company together with the Note. The Company shall be entitled to retain the transfer or assignment documentation. The Company shall not be obliged to register any transfer during the 14 days immediately preceding any interest payment date. No transfer or assignment shall be effective unless and until the transfer or assignment is registered in the Register. The Company shall be obliged to register any transfer or assignment subject to the foregoing.

            Section 10.2 Article and Section Titles. The article and section titles contained in this Note are and shall be without substantive meaning or content of any kind whatsoever.

            Section 10.3 Governing Law. This Note is governed by and is to be construed in accordance with the laws of Minnesota, excluding the body of law relating to conflict of laws.
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            IN WITNESS WHEREOF, the Company has executed this document as of the date first above written.

                                        DIAMETRICS MEDICAL, INC.

                                        By: _____________________________
                                        Name: David T. Giddings
                                        Title: Chairman, Chief Executive Officer
                                               and President